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                                                                    Exhibit (12)

                         THE McGRAW-HILL COMPANIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (RESTATED)

                                                                           Years Ended December 31,
                                                      -----------------------------------------------------------------
                                                      2000           1999            1998           1997           1996
                                                      ----           ----            ----           ----           ----
                                                                          (In thousands of dollars)
Earnings
   Earnings from operations
     before income tax expense,
     extraordinary item (net of
     taxes) and cumulative change in                   $757,477       $691,059        $549,146       $462,544        $806,107
     accounting (net of taxes)
     (a)(b)(c)(d)(e)
   Fixed charges (f)                                     92,098         78,198          79,618         83,840          77,563
   Capitalized interest                                       -              -               -              -               -
                                                       --------       --------        --------       --------        --------
     Total Earnings                                    $849,575        $769,257       $628,764       $546,384        $883,670
                                                       ========        ========       ========       ========        ========


   Fixed Charges(f)
     Interest expense                                   $56,434       $ 44,953        $ 51,857       $ 56,771        $ 51,347
     Portion of rental payments
      Deemed to be interest                              35,664         33,245          27,761         27,069          26,216
                                                       --------       --------        --------       --------        --------
     Total Fixed Charges                               $ 92,098       $ 78,198        $ 79,618       $ 83,840        $ 77,563
                                                      =========       ========        ========       ========        ========


   Ratio of Earnings to Fixed charges:

     Earnings from operations
     before income tax expense,
     cumulative adjustment,
     extraordinary item and net of                          9.2x           9.8x            7.9x           6.5x           11.4x
     taxes (a)(b)(c)(d)(e)(f)

(a) 2000 includes a $16.6 million pre-tax one-time gain on the sale of the company's Tower Group International Division.

(b) 1999 includes a $39.7 million pre-tax one-time gain on the sale of the company's Petrochemical publications.

(c) 1998 includes the impact from the early extinguishment of $155 million of the company's 9.43% Notes in 1998, a $26.7 million gain on the sale of a building at 65 Broadway and a $16.0 million charge for the write-down of assets at the Continuing Education Center.

(d) 1997 includes a $33.2 million pre-tax one-time provision for real estate write-downs related to the consolidation of office space in New York City and a $20.4 million pre-tax gain on the sale of Datapro Information Services.


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(e)      On October 15, 1996, the company completed the exchange of its
         Shepard's/McGraw-Hill legal publishing unit for the Times Mirror Higher Education Group. The 1996 results include a pre-tax gain of $418.7 million and a one-time charge of $25 million for costs of integrating the company's College division with the acquired higher education business.

(f) For purposes of computing the ratio of earnings to fixed charges, "earnings from continuing operations before income tax expense" excludes undistributed equity in income of less than 50%-owned companies. "Fixed charges" consist of (1) interest on debt, and (2) the portion of the company's rental expense deemed representative of the interest factor in rental expense.


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